Exhibit 99.1
NuStar Energy L.P. Reports Highest First Quarter EBITDA in Partnership’s History
Highest First Quarter DCF and Distribution Coverage Since 2008
Covers Distribution for Fourth Consecutive Quarter
South Texas Crude Oil Pipeline Expansion Leads to Record Quarterly Eagle Ford Shale Throughput Volumes
Construction Completed on Mt. Belvieu 12” Pipeline Project

SAN ANTONIO, April 22, 2015 - NuStar Energy L.P. (NYSE: NS) today announced first quarter 2015 distributable cash flow (DCF) from continuing operations available to limited partners was $106.8 million, or $1.37 per unit, compared to 2014 first quarter DCF from continuing operations available to limited partners of $77.9 million, or $1.00 per unit. First quarter 2015 earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $214.0 million compared to first quarter 2014 EBITDA from continuing operations of $126.7 million.

The partnership reported first quarter 2015 net income applicable to limited partners of $114.5 million, or $1.47 per unit, compared to $28.1 million, or $0.36 per unit, earned in the first quarter of 2014. Absent a gain related to our January 2, 2015 acquisition of the remaining 50% ownership in the Linden terminal, first quarter 2015 adjusted EBITDA from continuing operations would have been $157.7 million, while adjusted net income applicable to limited partners would have been $59.4 million, or $0.76 per unit.

The partnership also announced that its board of directors has declared a first quarter 2015 distribution of $1.095 per unit. The first quarter 2015 distribution will be paid on May 14, 2015 to holders of record as of May 8, 2015.

“The South Texas Crude Oil Pipeline expansion led to record, and higher than anticipated, Eagle Ford throughput volumes during the quarter,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC. “During the first quarter, approximately 290,000 barrels per day of crude oil were moved through our South Texas Crude Oil Pipeline System.

“These record Eagle Ford crude oil throughput volumes and stronger than expected margins in our fuels marketing segment helped us attain a quarterly distribution coverage ratio of 1.25 times.”
Internal Growth Project Update
Barron went on to say, “We have completed construction on NuStar’s 12-inch pipeline between Mont Belvieu and Corpus Christi, Texas and expect to begin line fill next month. The pipeline is expected to generate an incremental $23 million in annual EBITDA upon reaching full NGL service, based on committed volumes.”
2015 Earnings Guidance
“Due to higher than expected first quarter throughputs for our South Texas Crude Oil Pipeline System, we now anticipate our pipeline segment EBITDA to be $35 to $55 million higher than 2014. Our storage segment EBITDA is still expected to be $10 to $30 million higher than 2014, while our fuels marketing segment is still projected to be in the range of $20 to $30 million,” said Barron.
Barron continued, “With regard to capital spending for 2015, our projected strategic capital spending remains at $400 to $420 million, while our 2015 reliability capital spending is now projected to be in the $45 to $55 million range.”
First Quarter 2015 Earnings Conference Call Details
A conference call with management is scheduled for 9:00 a.m. CT today, April 22, 2015, to discuss the financial and operational results for the first quarter of 2015. Investors interested in listening to the presentation may call 800/622-7620, passcode 18527528. International callers may access the presentation by dialing 706/645-0327, passcode 18527528. The partnership intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 18527528. International callers may access the playback by calling 404/537-3406, passcode 18527528. The playback will be available until 10:59 p.m. CT on May 22, 2015.
Investors interested in listening to the live presentation or a replay via the internet may access the presentation directly by clicking here or by logging on to NuStar Energy L.P.’s Web site at www.nustarenergy.com.

-More-

The presentation will disclose certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP financial measures to U.S. GAAP may be found in this press release, with additional reconciliations located on the Financials page of the Investors section of NuStar Energy L.P.’s Web site at www.nustarenergy.com.
NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation.  NuStar currently has 8,708 miles of pipeline and 81 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids.  The partnership’s combined system has approximately 93 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom.  For more information, visit NuStar Energy L.P.'s Web site at www.nustarenergy.com.
This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar Energy L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar Energy L.P.’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar Energy L.P., are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding future events, such as the partnership’s future performance. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s and NuStar GP Holdings, LLC’s 2014 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended March 31,
	2015	2014
Statement of Income Data:
Revenues:
Service revenues	$269,973	$229,338
Product sales	284,971	619,875
Total revenues	554,944	849,213
Costs and expenses:
Cost of product sales	262,506	594,959
Operating expenses	115,647	106,065
General and administrative expenses	25,053	20,856
Depreciation and amortization expense	52,457	46,230
Total costs and expenses	455,663	768,110
Operating income	99,281	81,103
Equity in loss of joint ventures	—	(4,306)
Interest expense, net	(32,037)	(34,417)
Interest income from related party	—	1,055
Other income, net	62,268	3,678
Income from continuing operations before income tax expense	129,512	47,113
Income tax expense	2,387	4,117
Income from continuing operations	127,125	42,996
Income (loss) from discontinued operations, net of tax	774	(3,359)
Net income	$127,899	$39,637
Net income applicable to limited partners	$114,536	$28,144
Net income (loss) per unit applicable to limited partners:
Continuing operations	$1.46	$0.40
Discontinued operations	0.01	(0.04)
Total	$1.47	$0.36
Weighted-average limited partner units outstanding	77,886,078	77,886,078

EBITDA from continuing operations (Note 1)	$214,006	$126,705
DCF from continuing operations (Note 1)	$119,520	$90,712

	March 31, 2015	December 31, 2014
Balance Sheet Data:
Total debt	$3,033,413	$2,826,452
Partners’ equity	$1,725,957	$1,716,210
Consolidated debt coverage ratio (Note 2)	4.1x	4.0x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended March 31,
	2015	2014
Pipeline:
Refined products pipelines throughput (barrels/day)	506,381	472,971
Crude oil pipelines throughput (barrels/day)	506,272	359,418
Total throughput (barrels/day)	1,012,653	832,389
Throughput revenues	$124,425	$102,959
Operating expenses	35,308	31,617
Depreciation and amortization expense	20,477	18,352
Segment operating income	$68,640	$52,990
Storage:
Throughput (barrels/day)	880,271	821,338
Throughput revenues	$31,691	$27,470
Storage lease revenues	118,643	105,096
Total revenues	150,334	132,566
Operating expenses	72,628	65,267
Depreciation and amortization expense	29,728	25,292
Segment operating income	$47,978	$42,007
Fuels Marketing:
Product sales and other revenue	$286,434	$620,971
Cost of product sales	266,218	599,475
Gross margin	20,216	21,496
Operating expenses	10,291	11,931
Depreciation and amortization expense	—	7
Segment operating income	$9,925	$9,558
Consolidation and Intersegment Eliminations:
Revenues	$(6,249)	$(7,283)
Cost of product sales	(3,712)	(4,516)
Operating expenses	(2,580)	(2,750)
Total	$43	$(17)
Consolidated Information:
Revenues	$554,944	$849,213
Cost of product sales	262,506	594,959
Operating expenses	115,647	106,065
Depreciation and amortization expense	50,205	43,651
Segment operating income	126,586	104,538
General and administrative expenses	25,053	20,856
Other depreciation and amortization expense	2,252	2,579
Consolidated operating income	$99,281	$81,103

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

(1)
NuStar Energy L.P. utilizes financial measures, earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, distributable cash flow (DCF) from continuing operations, DCF from continuing operations per limited partner unit, adjusted net income, adjusted net income applicable to limited partners and adjusted net income per unit (Adjusted EPU), which are not defined in U.S. generally accepted accounting principles (GAAP). Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these financial measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. None of these financial measures are presented as an alternative to net income or income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP. For purposes of segment reporting, we do not allocate general and administrative expenses to our reported operating segments because those expenses relate primarily to the overall management at the entity level. Therefore, EBITDA reflected in the segment reconciliations exclude any allocation of general and administrative expenses consistent with our policy for determining segmental operating income, the most directly comparable GAAP measure.

The following is a reconciliation of income from continuing operations to EBITDA from continuing operations and DCF from continuing operations:

	Three Months Ended March 31,
	2015	2014
Income from continuing operations	$127,125	$42,996
Plus interest expense, net and interest income from related party	32,037	33,362
Plus income tax expense	2,387	4,117
Plus depreciation and amortization expense	52,457	46,230
EBITDA from continuing operations	214,006	126,705
Equity in loss of joint ventures	—	4,306
Interest expense, net and interest income from related party	(32,037)	(33,362)
Reliability capital expenditures	(6,798)	(4,759)
Income tax expense	(2,387)	(4,117)
Distributions from joint ventures	2,500	2,366
Other items (a)	(54,645)	(442)
Mark-to-market impact of hedge transactions (b)	(1,119)	15
DCF from continuing operations	$119,520	$90,712

Less DCF from continuing operations available to general partner	12,766	12,766
DCF from continuing operations available to limited partners	$106,754	$77,946

DCF from continuing operations per limited partner unit	$1.37	$1.00

(a)	Other items for the three months ended March 31, 2015 mainly consist of a $56.3 million non-cash gain associated with the Linden terminal acquisition.

(b)
DCF from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF from continuing operations when the contracts are settled.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes (continued):
The following is a reconciliation of net income and EPU to adjusted net income applicable to limited partners and Adjusted EPU:

	Three Months Ended March 31, 2015
Net income / EPU	$127,899	$1.47
Gain on Linden terminal acquisition	(56,277)	(0.71)
Adjusted net income	71,622
GP interest and incentive	(12,237)
Adjusted net income applicable to limited partners / Adjusted EPU	$59,385	$0.76

The following is a reconciliation of EBITDA from continuing operations to adjusted EBITDA from continuing operations:

Three Months Ended March 31, 2015
EBITDA from continuing operations	$214,006
Gain on Linden terminal acquisition	(56,277)
Adjusted EBITDA from continuing operations	$157,729

The following is a reconciliation of projected annual operating income to projected annual EBITDA for a certain project in the pipeline segment:

Mont Belvieu 12” Pipeline Project
Projected operating income	$15,000
Plus projected depreciation and amortization expense	8,000
Projected EBITDA	$23,000

The following is a reconciliation of projected incremental operating income to projected incremental EBITDA for the year ended December 31, 2015:

	Pipeline Segment	Storage Segment
Projected incremental operating income	$ 25,000 - 40,000	$ 3,000 - 15,000
Plus projected incremental depreciation and amortization expense	10,000 - 15,000	7,000 - 15,000
Projected incremental EBITDA	$ 35,000 - 55,000	$ 10,000 - 30,000

The following is a reconciliation of projected operating income to projected EBITDA for the year ended December 31, 2015:

Fuels Marketing Segment
Projected operating income	$ 20,000 - 30,000
Plus projected depreciation and amortization expense	—
Projected EBITDA	$ 20,000 - 30,000

(2)	The consolidated debt coverage ratio is calculated as consolidated debt to consolidated EBITDA, each as defined in our $1.5 billion five-year revolving credit agreement.